AMERICAS 117252028 #96143796v2 FIRST SUPPLEMENTAL INDENTURE dated as of September 22, 2022 between PILGRIM’S PRIDE CORPORATION as the Company and REGIONS BANK as Trustee _____________________________________________________ 4.250% Sustainability-Linked Senior Notes due 2031

AMERICAS 117252028 1 #96143796v2 THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of September 22, 2022, between PILGRIM’S PRIDE CORPRATION, a Delaware corporation (the “Company”), and REGIONS BANK, as trustee (the “Trustee”). W I T N E S S E T H : WHEREAS, the Company, each of the Guarantors (as defined in the Indenture) party thereto, and the Trustee, entered into that certain indenture, dated as of April 8, 2021 (the “Indenture”), relating to the Company’s 4.250% Sustainability-Linked Senior Notes due 2031 (the “Notes”); WHEREAS, Section 9.02 of the Indenture permits the Company and the Trustee, together, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Company or any of its Affiliates), to amend, supplement or waive certain provisions of the Indenture for the purposes set forth herein; WHEREAS, pursuant to the Consent Solicitation Statement, dated as of September 15, 2022 (the “Consent Solicitation Statement”), the Company has solicited consents from the Holders of the Notes to amend the Indenture as set forth herein (the “Amendments”); WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Company or any of its Affiliates) have consented to the Amendments to the Indenture, as certified by D.F. King & Co., Inc. on the date hereof; WHEREAS, the Trustee has received an Officer’s Certificate of the Company and an Opinion of Counsel in accordance with Sections 9.06 and 11.04 of the Indenture; NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows: ARTICLE I DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION Section 1.01. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture. All definitions in the Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture. ARTICLE II AMENDMENTS Section 2.01 Amendments to Definitions. The following definitions in Section 1.01 (“Definitions”) of the Indenture are hereby added or amended and deleted in their entirety and added or replaced in the correct alphabetical order with the following defined terms: “ABL Revolving Loan” means the revolving credit facility under the Fifth Amended and Restated Credit Agreement dated as of August 9, 2021 (as amended), among the Company, certain Subsidiaries of the Company, Cobank, ACB, as administrative agent and collateral agent, and the other lenders party thereto, as the same may be amended, restated, renewed, refunded, replaced, refinanced, supplemented or otherwise modified from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders. “Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted using an implied interest rate of such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction.

AMERICAS 117252028 2 #96143796v2 “Batista Family” includes José Batista Sobrinho, together with his wife, sons and daughters, or any of their respective heirs and any Person established and controlled by any of the foregoing. “Cash Equivalents” means any of the following: (1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof and maturing within one year of acquisition thereof; (2) Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million and (a) in the case of such Investments maturing later than 180 days from the date of acquisition thereof, whose long-term debt, or whose parent holding company’s long-term debt, is rated “BBB-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) and (b) in the case of such Investments maturing not later than 180 days from the date of acquisition thereof, whose short term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act); (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above; (4) Investments in commercial paper, maturing not more than 360 days after the date of acquisition, with an Investment Grade Rating at the time as of which any investment therein is made; (5) Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; (6) Debt or Preferred Stock issued by Persons with an Investment Grade Rating with maturities of 12 months or less from the date of acquisition; (7) Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (1) through (6) above; and (8) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) of this definition and are used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction. “Change of Control” means the occurrence of any of the following events: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a, other than a Restricted Subsidiary or one or more Permitted Holders; or (2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules

AMERICAS 117252028 3 #96143796v2 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned subsidiary (other than any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) of a direct or indirect parent entity of the Company of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder). For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group”; provided that no “person” or “group” (other than one or more of the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company. “Change of Control Triggering Event” means (x) the occurrence of a Change of Control that is accompanied or followed by a downgrade of the notes within the Ratings Decline Period by both of the Ratings Agencies and (y) the rating of the notes on any day during such Ratings Decline Period is below the rating by either such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement); provided that each such rating decline is in whole or in part in connection with a Change in Control. “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period: (1) increased (without duplication) by: (a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period (including (x) net losses from Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u) through (1)(y) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus (d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Debt permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the Notes and the U.S. Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus (e) the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, including any lease termination costs, severance costs, facility shutdown costs and other restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility, plus

AMERICAS 117252028 4 #96143796v2 (f) any other non-cash charges, including any write-off or write-downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus (h) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus (i) costs of surety bonds incurred in such period in connection with financing activities, plus (j) the amount of net cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of the Company and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that, (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action and (C) no cost savings or synergies shall be added pursuant to this clause (j) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (k) below with respect to such period, plus (k) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement), plus (l) restructuring charges or reserves (including restructuring costs related to acquisitions after the Issue Date and to closure and/or consolidation of facilities and to exiting lines of business), plus (m) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility, plus (n) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock); plus (o) the amount of expenses relating to payments made to option holders of any direct or indirect parent entity of the Company in connection with, or as a result of, any distribution being made to shareholders of such Person, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture, plus (p) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Company’s and the

AMERICAS 117252028 5 #96143796v2 Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus (q) the amount of any loss attributable to a new plant or facility until the date that is 18 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; provided that, (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of the Company, (B) losses attributable to such plant or facility after 18 months from the date of commencement of construction or the date of acquisition of such plant or facility, as the case may be, shall not be included in this clause (q) and (C) no amounts shall be added pursuant to this clause (q) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clauses (j) or (k) above with respect to such period; (2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; and (3) increased (in the case of a loss) or decreased (in the case of a gain) by (without duplication) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances, including, without limitation, Currency Protection Agreements). “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication, (1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs, new product introductions, and one-time compensation charges shall be excluded, (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (3) any after-tax effect of income (loss) from disposed, or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded, (4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded, (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (6) [Reserved] (7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date or the amortization or write-off of any amounts thereof,

AMERICAS 117252028 6 #96143796v2 net of taxes, shall be excluded, (8) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded, (9) any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and No. 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded, (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, consultants or employees shall be excluded, (11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset sale, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including, without limitation, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, (12) changes in accruals or reserves as a result of adoption or modification of accounting policies shall be excluded, and (13) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded. “Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Debt Incurred and not for purposes of speculation. “Debt” means, with respect to any Person on any date of determination, without duplication, any indebtedness of that Person: (1) for borrowed money (but only with regard to the principal of and premium (if any) in respect of such borrowed money); (2) evidenced by bonds, debentures, notes or other similar instruments; (3) constituting Capitalized Lease Obligations; (4) Incurred or assumed as the deferred and unpaid purchase price of property or services, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (5) for reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence); (6) for Debt of other Persons to the extent guaranteed by such Person;

AMERICAS 117252028 7 #96143796v2 (7) for Hedging Obligations; and (8) for Debt of any other Person of the type referred to in clauses (1) through (7) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Debt being deemed to be the lesser of the value of the property or asset underlying the Lien or the amount of the Debt so secured; provided, however, that notwithstanding the foregoing, Debt does not include (i) Cash Management Services, (ii) any item set forth above that does not appear as a liability on the balance sheet of such Person, or (iii) Debt of any parent entity appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP. The amount of Debt of any Person at any date will be: (a) the sum of the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP; and (b) the accreted value of that Debt, in the case of any Debt issued with original issue discount. “Existing Foreign Credit Facility” means the facility evidenced by the Credit Agreement, by and among Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., the Company, certain subsidiaries of Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., Banco de Bajio Multiple and the several lenders from time to time party thereto, dated as of September 27, 2016, and the related notes, collateral documents, guarantees and agreements, each as it may be amended, restated, amended and restated, renewed, refinanced, supplemented or otherwise modified from time to time. “Hedging Obligations” means, with respect to any specified entity, the obligations of that entity under: (1) any Interest Rate Protection Agreement; (2) foreign exchange contracts and Currency Protection Agreements; (3) any Commodity Agreement; and (4) other agreements or arrangements designed to protect that entity against fluctuations in interest rates, currency exchange rates or commodity prices. “Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P or Fitch, or an equivalent rating by any other Rating Agency. “Permitted Liens” means: (1) Liens to secure (A) Debt of the Company or a Restricted Subsidiary of the Company under the ABL Revolving Loan or other Credit Facilities, including guarantees thereof; provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (1)(A) shall not exceed the greater of (x) $800.0 million less the sum of all principal payments of the ABL Revolving Loan or other Credit Facilities and less the outstanding principal amount of any Receivables Facilities and (y) the sum of (i) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of inventory of the Company and its Restricted Subsidiaries (excluding, in the case of clauses (i) and (ii), any such assets that are the subject of a Receivables Facility), in the case of clause (y), determined based on the consolidated balance sheet of the Company for the fiscal quarter most recently ended on or prior to the date on which such Debt is Incurred for which internal financial statements are available (as adjusted to give pro forma effect to acquisitions or dispositions outside the ordinary course of business occurring after the date of such balance sheet but on or before the date of such Incurrence); and (B) Debt of the Company or

AMERICAS 117252028 8 #96143796v2 a Restricted Subsidiary of the Company under the Senior Secured Term Loan and any other Credit Facilities (other than the ABL Revolving Loan), including guarantees thereof; provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (1)(B) shall not exceed the greater of (x) $1.5 billion less the sum of all principal payments of the Senior Secured Term Loan and any other Credit Facilities (other than the ABL Revolving Loan) and (y) an aggregate principal amount of Debt that at the time of Incurrence does not cause the Secured Leverage Ratio of the Company to exceed 3.50 to 1.00; (2) Liens on the Capital Stock or assets of any Non-Guarantor Significant Subsidiary to secure Debt incurred by such Non-Guarantor Significant Subsidiary; (3) Liens to secure Debt, including but not limited to Capitalized Lease Obligations, mortgage financings or purchase money obligations, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, commissioning or improvement of property or assets, whether through direct purchase of assets or the Capital Stock of any Person owning those assets, or Incurred to refinance any such purchase price or cost of construction or improvement, and refinancings thereof; provided that any such Lien may not extend to any property of the Company or any Significant Subsidiary, other than the property acquired, constructed or leased with the proceeds of such Debt and such Liens secure Debt in an amount not in excess of the original purchase price or the original cost of any such property and any improvements or accessions to such property; (4) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Significant Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; (5) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Company or any Significant Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (6) Liens on the property of the Company or any Significant Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Company and the Subsidiaries taken as a whole; (7) Liens on property or assets of, or any shares of stock or secured debt of, any Person at the time the Company or any Significant Subsidiary acquired such property or the Person owning such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Significant Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any Significant Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company or any Significant Subsidiary; (8) Liens on the property of a Person at the time such Person becomes a Significant Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any other Significant Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Significant Subsidiary;

AMERICAS 117252028 9 #96143796v2 (9) pledges or deposits by the Company or any Significant Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Significant Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (10) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; (11) Liens securing Hedging Obligations and Cash Management Services; (12) Liens existing on the Issue Date not otherwise described in clauses (1) through (11) above; (13) Liens on the property of the Company or any Significant Subsidiary to secure any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Debt secured by Liens referred to in clause (3), (7), (8), (11) or (12) above, clause (21) below, or pursuant to this clause (13); provided, however, that any such Lien shall be limited to all or part of the same property that secured the original Lien (together with improvements and accessions to such property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of: (a) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens referred to in clause (3), (7), (8), (11) or (12) above or clause (21) below, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture; and (b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Significant Subsidiary in connection with such refinancing, refunding, extension, renewal or replacement; (14) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility; (15) Liens securing Debt or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary; (16) Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created for the account of the Company or any of its Significant Subsidiaries to facilitate the purchase, shipment or storage of such inventory or other goods; (17) Liens in favor of the Company or any Guarantor; (18) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (19) Liens deemed to exist in connection with investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; (20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Significant Subsidiaries in the ordinary course of business; (21) Liens securing Debt (other than Subordinated Debt); provided that, after giving effect to

AMERICAS 117252028 10 #96143796v2 the Incurrence of such Debt and the application of the proceeds therefrom, the Secured Leverage Ratio of the Company would not exceed 3.50 to 1.00; (22) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired; (23) Liens on Capital Stock of an Unrestricted Subsidiary that secure Debt or other obligations of such Unrestricted Subsidiary; (24) (a) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Significant Subsidiaries and (b) licenses of intellectual property in the ordinary course of business; (25) Liens to secure a defeasance trust; (26) (a) Liens on the property of any Foreign Significant Subsidiary securing Debt of any Foreign Significant Subsidiary and (b) any stock pledge, hypothecation, or similar security interest limited to the Equity Interests of a Foreign Significant Subsidiary held by a Foreign Subsidiary Holding Company, or the Equity Interests of such Foreign Subsidiary Holding Company, in each case securing the Guarantee by such Foreign Subsidiary Holding Company of Debt of the Foreign Significant Subsidiary whose Equity Interests it holds; and (27) Liens not otherwise permitted by clauses (1) through (26) above securing obligations in an aggregate amount at any time outstanding not in excess of the greater of (x) $700.0 million and (y) 10.0% of Total Assets of the Company at the time of any incurrence of an obligation secured by a Lien in reliance on this clause (27). “Principal Property” means any plant or other similar facility of the Company or any Significant Subsidiary used primarily for processing, producing, or packaging and having a book value in excess of 2.0% of Total Assets of the Company as of the date of such determination, but shall not include any plant or similar facility which, in the good faith opinion of the Board of Directors or management of the Company, is not material to the overall business of the Company and its Subsidiaries, taken as a whole. “Registration Rights Agreement” means the registration rights agreement entered into by the Company pursuant to which the Company will agree to use its commercially reasonable efforts to file an exchange offer registration statement with the U.S. Securities and Exchange Commission (“SEC”) to allow Holders to exchange their Notes for equivalent notes in a transaction registered with the SEC. “Restricted Subsidiary” means any Subsidiary of such Person other than an Unrestricted Subsidiary; provided that the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company subject to the condition that the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary would not cause a Default, it being understood that any Liens, agreements or transactions of such Unrestricted Subsidiary outstanding at the time of such redesignation shall be deemed to be Incurred or entered into at such time. “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or any Significant Subsidiary sells or transfers any property to any Person (other than the Company or any Restricted Subsidiary) with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased. “Secured Leverage Ratio” means, as of any date of determination (the “determination date”) with respect to any Person, the ratio of:

AMERICAS 117252028 11 #96143796v2 (1) Secured Debt of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available minus the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available, provided, however, that: (1) if such Person or any Restricted Subsidiary: (a) has Incurred any Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Secured Leverage Ratio includes an Incurrence of Debt, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period (except that in making such computation, the amount of Debt under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be: (i) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation) and the repayment, repurchase, redemption, retirement, defeasance or other discharge of any other Debt with the proceeds of such new Debt as if such repayment, repurchase, redemption, retirement, defeasance or other discharge had occurred on the first day of such period; or (b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Secured Leverage Ratio includes a repayment, repurchase, redemption, retirement, defeasance or other discharge of Debt (in each case, other than Debt Incurred under any revolving Credit Facilities unless such Debt has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such period; (2) if since the beginning of such period, such Person or any Restricted Subsidiary will have made any asset sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Secured Leverage Ratio includes such a transaction: (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of such Person or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to such Person and its

AMERICAS 117252028 12 #96143796v2 continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale); (3) if since the beginning of such period such Person or any Restricted Subsidiary (by merger or otherwise) will have made an investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such investment or acquisition occurred on the first day of such period; and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Debt or discharged any Debt, made any disposition or any investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by such Person or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of such Person (and may include, without limitation, for the avoidance of doubt, cost savings and operating expense reductions from such investment, acquisition, merger or consolidation that is being given pro forma effect that have been or are expected to be realized); provided that such calculations are set forth in an Officer’s Certificate stating that such calculations are based on the reasonable good faith beliefs of the officer executing such Officer’s Certificate at the time of such execution. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). If any Debt that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. “Senior Secured Term Loan” means term loan facilities under the Fifth Amended and Restated Credit Agreement dated as of August 9, 2021 (as amended), among the Company, certain Subsidiaries of the Company, Cobank, ABC, as administrative agent and collateral agent, and the other lenders party thereto, as the same may be amended, restated, renewed, refunded, replaced, refinanced, supplemented or otherwise modified from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders. “Significant Subsidiary” of any Person, means any Restricted Subsidiary which at the time of determination either (1) had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet for which internal financial statements are available, constituted at least 10% of the Company’s total assets on a consolidated basis as of such date or (2) had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of operations for which internal financial statements are available which constituted at least 10% of the Company’s total revenues on a consolidated basis for such period, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Secured Leverage Ratio.” “Total Assets” of any Person means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent balance sheet of such Person and calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of "Secured Leverage Ratio."

"Unrestricted Subsidiary" means (i) any Subsidiary designated as an "unrestricted subsidiary" under the U.S. Credit Facilities and (ii) any direct or indirect Subsidiary of the Company formed after the Issue Date that has been designated as an Unrestricted Subsidiary at the time of its creation or acquisition; *provided* that with respect to this clause (ii), no Debt of such Unrestricted Subsidiary may be assumed or guaranteed by the Company or any Restricted Subsidiary.

Section 2.02 **Amendments to Article IV of the Indenture ("Covenants of the Company")**. Section 4.03 ("*Covenants of the Company*"), Section 4.04 ("*Payment of Taxes*"), Section 4.10 ("*Limitation on Liens*") and Section 4.11 ("*Limitation on Sale and Leaseback Transactions*") of the Indenture are hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:

Section 4.03 *Corporate Existence*.

Except as otherwise permitted by Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its ~~Restricted~~Significant Subsidiaries in accordance with the respective organizational documents of each such ~~Restricted~~Significant Subsidiary and the material rights (charter and statutory) and material franchises of the Company and each of its ~~Restricted~~Significant Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any ~~Restricted~~Significant Subsidiary if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its ~~Restricted~~ Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.04 *Payment of Taxes*.

The Company shall, and shall cause each of its ~~Restricted~~Significant Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its ~~Restricted~~Significant Subsidiaries or upon the income, profits or property of the Company or any of its ~~Restricted~~Significant Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of the Company or any of its ~~Restricted~~Significant Subsidiaries; provided, however, that the Company and its ~~Restricted~~Significant Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made.

Section 4.10 *Limitation on Liens*.

The Company shall not, and shall not permit any Significant Subsidiary ~~Guarantor to~~that guarantees the Notes to, Incur or suffer to exist any Lien (other than Permitted Liens) securing Debt upon any of its ~~property (including Capital Stock of a Restricted Subsidiary of the Company)~~ Principal Property, whether owned at the Issue Date or thereafter acquired~~, or any interest therein or any income or profits therefrom~~, unless it has made or shall make effective provision whereby the Notes or the applicable Guarantee shall be secured by a Lien on such ~~property~~Principal Property equally and ratably with (or prior to) all other Debt of the Company or any ~~of~~Significant Subsidiary ~~Guarantor~~that guarantees the Notes secured by a Lien for so long as such other Debt is secured by such Lien; *provided*, *however*, that if the Debt is Subordinated Debt, the Lien on such ~~property~~Principal Property securing the Debt shall be subordinated and junior to the Lien securing the Notes or the Guarantees, as the case may be, with the same relative priority as such Debt has with respect to the Notes or the Guarantees.

AMERICAS 117252028
13
#96143796v2

AMERICAS 117252028 14 #96143796v2 For purposes of determining compliance with this Section 4.10, (i) a Lien securing an item of Debt need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to this Section 4.10, but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this covenant and will be entitled to include the amount and type of such Lien or such item of Debt secured by such Lien (or portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to this Section 4.10 and, in such event, such Lien securing such item of Debt (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to the first paragraph hereof without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Debt that may be Incurred pursuant to any other item or section. With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt described in clause (8) of the definition of “Debt.” Section 4.11. Limitations on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Significant Subsidiary that guarantees the Notes to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless either: (i) the Company or such Significant Subsidiary would be entitled pursuant to the provisions described above under Section 4.10 to Incur a Lien securing Debt on such Principal Property at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or (ii) within 365 days after the closing date of such Sale and Leaseback Transaction, the Company or such Significant Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof, (A) to the retirement of Debt of the Company ranking at least on a parity with the Notes or Debt of any Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (B) to the acquisition, purchase, construction, development, extension or improvement (including any capital expenditure) of any property or assets of the Company or any Subsidiary used or to be used by or for the benefit of the Company or any Subsidiary. This restriction will not apply to: (i) transactions providing for a lease term of three years or less; and (ii) transactions between the Company and any of its Significant Subsidiaries or between any Significant Subsidiaries. Section 2.03 Amendment to Reports of the Company Provision. Section 4.16 (“Reports of the Company”) of the Indenture is hereby deleted and replaced in its entirety with the following: Section 4.16 Reports of the Company. (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Trustee and the Holders of Notes with the following: (1) within 90 days following the end of each fiscal year of the Company, its annual audited consolidated financial statements prepared in accordance with GAAP;

AMERICAS 117252028 15 #96143796v2 (2) within 45 days following the end of each fiscal quarter (other than the last fiscal quarter of its fiscal year) of the Company, its unaudited quarterly financial statements prepared in accordance with GAAP; (3) simultaneously with the delivery of the financial statements referred to in clauses (1) and (2) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and (4) reasonably promptly following the occurrence of any of the following events, a description in reasonable detail of such event: (i) any change in the directors, the chief executive officer or chief financial officer of the Company, (ii) the acceleration of any Debt of the Company or any of its Significant Subsidiaries in excess of US$125.0 million; (iii) the entry into of any agreement by the Company or any of its Subsidiaries relating to a transaction that has resulted or is expected to result in a Change of Control, (iv) any resignation or termination of the independent accountants of the Company or any engagement of any new independent accountants of the Company, (v) any determination by the Company or the receipt of advice or notice by the Company from its independent accountants, in either case, confirming non-reliance on previously issued financial statements, a related audit opinion or a completed interim review, (vi) the completion by the Company or any of its Restricted Subsidiaries of the acquisition of assets or an Asset Sale in excess of US$300.0 million and (vii) any event of bankruptcy or insolvency that constitutes a Default; provided, however, that no such report will be required to be furnished if it is determined in good faith by the Company that such event is not material to holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole; provided, however, that reports and information provided pursuant to clauses (1), (2), (3) and (4) shall not be required to be accompanied by any exhibits or financial statements other than those financial statements explicitly required pursuant to clauses (1) and (2). (b) At any time that the Unrestricted Subsidiaries of the Company, taken as a whole, account for more than 20% of the Consolidated EBITDA (calculated for the Company and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of the Company and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by Section 4.16(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. In addition, for so long as any Notes are outstanding, unless the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, the Company shall either (i) maintain a website (which may be non-public, but shall not restrict the recipients of such information from trading in securities) to which Holders of Notes, prospective investors, securities analysts and market makers that certify that they are qualified institutional buyers or are otherwise eligible to hold the Notes (collectively, “Permitted Parties”) are given access and to which the information required by the preceding paragraphs (the “Required Information”) is posted; or (ii) distribute via electronic mail the Required Information to beneficial owners of the notes and prospective investors that certify that they are Permitted Parties who request to receive such distributions. If the Company makes available the reports described in clauses (1), (2), (3) or (4) of Section 4.16(a) on the Company’s website, it will be deemed to have satisfied the reporting requirement set forth in such applicable clause. The Trustee shall have no responsibility whatsoever to determine whether the Required Information has been posted to any such website. The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of any information, documents and reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and Guarantors’ compliance with any of their covenants hereunder (as to

AMERICAS 117252028 16 #96143796v2 which the Trustee is entitled to rely exclusively on an officer’s certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, and shall have no responsibility or liability for the Company’s and Guarantors’ compliance or non-compliance with any covenants in this Indenture or Notes, including with respect to any reports or other documents posted on any website or filed with the SEC, or participate in any conference calls. For so long as any Notes remain outstanding, the Company will furnish to Holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. (c) The Company’s obligations pursuant to Section 4.16(a) above may, at the Company’s option, be suspended and instead provided by any direct or indirect parent of the Company (any such entity, a “Company Reporting Entity”) as of any date, and for so long as, all of the following conditions are satisfied: (1) the Company Reporting Entity beneficially owns directly or indirectly at least 95% (less any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) of the Voting Stock of the Company; and (2) Company Reporting Entity makes the reports and financial information referred to in Section 4.16(a)(1) and (a)(2) available on its website (or otherwise permitted above), or otherwise publicly available within the time periods specified in Section 4.16(a), except that such reports and financial information may be with respect to Company Reporting Entity instead of the Company; provided that, if the Company Reporting Entity has material operating assets (other than the Company and its Subsidiaries), the quarterly and annual financial statements of Company Reporting Entity shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company Reporting Entity (any period during which the reporting obligations pursuant to Section 4.16(a) are suspended pursuant to this clause being referred to herein as a “Reporting Suspension Period”). The requirements of Section 4.16(a) above shall resume as of the end of any Reporting Suspension Period, but no Default or Event of Default shall be deemed to have occurred or be continuing due to non-compliance during any Reporting Suspension Period with the requirements of Section 4.16(a). Section 2.04 Amendment to Measuring Compliance Provision. Section 4.18 (“Measuring Compliance”) of the Indenture is hereby deleted and replaced in its entirety with the following: Section 4.18 Measuring Compliance. (a) With respect to: (i) whether any Lien is permitted to be Incurred in compliance with this Indenture ; (ii) any calculation of the ratios, baskets or financial metrics, including the Secured Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Total Assets and/or pro forma cost savings, and whether a Default or Event of Default exists in connection with the foregoing; and (iii) whether any condition precedent to the Incurrence of Liens is satisfied, at the option of the Company, any of its Restricted Subsidiaries, any parent entity, any successor entity of any of the foregoing or a third party (the “Testing Party”), a Testing Party may select a date prior to the Incurrence of any such Lien if such Testing Party has a reasonable expectation that the Company and/or any of its Restricted Subsidiaries will Incur Liens at a future date in connection with a corporate event, including payment of a dividend, repurchase of equity, an acquisition, merger, amalgamation, or similar transaction or repayment, repurchase or refinancing of Debt, Disqualified Stock or Preferred Stock (any such date, the “Transaction Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Secured Leverage Ratio.”

AMERICAS 117252028 17 #96143796v2 (b) For the avoidance of doubt, if the Testing Party elects to use the Transaction Date as the applicable date of determination in accordance with the foregoing: (i) any fluctuation or change in the ratios, baskets or financial metrics, including the Secured Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Total Assets and/or pro forma cost savings of the Company, from the Transaction Date to the date of Incurrence of such Lien will not be taken into account for purposes of determining (i) whether any such Lien is permitted to be Incurred or (ii) in connection with compliance by the Company or any of its Restricted Subsidiaries with any other provision of this Indenture or the Notes; (ii) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Date for purposes of such baskets, ratios and financial metrics; (iii) until such corporate event is consummated or such definitive agreements relating to such corporate event are terminated, such corporate event and all transactions proposed to be undertaken in connection therewith (including the Incurrence of Liens) will be given pro forma effect when determining compliance of other transactions that are consummated after the Transaction Date and on or prior to the date of consummation of such corporate event; and (iv) Consolidated Interest Expense for purposes of the Secured Leverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin (without giving effect to any step-ups) contained in any financing commitment documentation or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith. In addition, compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Date (including any new Transaction Date) and not as of any later date as would otherwise be required under this Indenture. Notwithstanding anything to the contrary herein, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Secured Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, or Total Assets test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Secured Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, or Total Assets test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence- Based Amounts (and thereafter, Incurrence of the portion of such amount under the Fixed Amount shall be included in such calculation). Section 2.05 Deletion of Covenants in Article IV. The following covenants of the Company in Article IV of the Indenture shall be deleted in their entirety: Section 4.08 – Limitation on Incurrence of Additional Debt and Issuance of Capital Stock Section 4.09 – Limitation on Restricted Payments Section 4.11 – Limitation on Asset Sales Section 4.12 – Limitation on Restrictions on Distributions from Restricted Subsidiaries Section 4.13 – Limitation on Affiliate Transactions

AMERICAS 117252028 18 #96143796v2 Section 4.15 –Limitation on Guarantees of Debt by Restricted Subsidiaries Section 2.06 Amendments to Mergers, Consolidations, Etc. Provision. Section 5.01 (“Mergers, Consolidations, Etc.”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: stricken text) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below: Section 5.01 Mergers, Consolidations, Etc. (1) (a) The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to, another Person, unless: (1) either (a) the Company is the Surviving Person; or (b) the Person, if other than the Company, formed by such consolidation or into which the Company is merged or the Person that acquires the properties and assets of the Company substantially as an entirety, the Person to which assets of the Company have been transferred, shall be a corporation or limited liability company organized (or equivalent) and existing under the laws of the United States or any State of the United States or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) if such successor Person undertakes to pay additional amounts pursuant to customary provisions as determined in good faith by the Company (collectively, the “Permitted Jurisdiction”); provided, however, that if the Person formed by such consolidation or into which the Company is merged or the Person that acquires the properties and assets of the Company substantially as an entirety is a limited liability company, the Company or such Surviving Person shall cause a Restricted Subsidiary of the Company that is a corporation to become a co-obligor on the Notes; (2) such Surviving Person, if other than the Company, assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture; (3) immediately after giving effect to that transaction and the use of the proceeds from that transaction, on a pro forma basis, including giving effect to any Debt Incurred or anticipated to be Incurred in connection with that transaction and the use of the proceeds from that transaction, (a) no Event of Default shall have occurred and be continuing; and (b) except in the case of a consolidation or merger of the Company with or into a Restricted Subsidiary or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets to a Restricted Subsidiary, immediately after giving effect to such transaction, (i) such Surviving Person shall be able to Incur $1.00 of additional Debt under Section 4.08(a); or (ii) the Fixed Charge Coverage Ratio for the Surviving Person and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to the transaction; and (4) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

AMERICAS 117252028 19 #96143796v2 For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding clause (3) of this Section 5.01(a), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and (2) the Company may merge with one of its Affiliates solely for the purpose of reorganizing the Company in another Permitted Jurisdiction to realize tax or other benefits. In the event of any transaction (other than a lease) referred to in and complying with the conditions listed in Section 5.01(a) in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, that Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, and the Company shall be discharged from its obligations under this Indenture and the Notes. Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: such entity surviving any such consolidation or merger (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and the Company delivers to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied. Section 2.07 Amendment to Substitution of the Company as Issuer Provision. Section 5.02 (“Substitution of the Company as Issuer”) of the Indenture is hereby added in its entirety with the following: Section 5.02 Substitution of the Company as Issuer. Notwithstanding any other provision contained in this Indenture, the Company may, at its option and without the consent of any Holder of the Notes, be substituted (a “Substitution”) by (i) any direct or indirect parent of the Company or (ii) any Subsidiary of the Company that owns, or after the Substitution, will own, a majority of the assets of the Company (in each case, the “Substituted Company”) for purposes of this Indenture and have the covenants (and related definitions) apply to the Substituted Company and its Restricted Subsidiaries; provided that the following conditions are satisfied: (v) the Substituted Company is a corporation or limited liability company organized (or the equivalents) and existing under the laws of the United States or any State of the United States or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD); (vi) such Substituted Company, if not a Guarantor, delivers a Guarantee or becomes a co-issuer of the Notes pursuant to a supplemental indenture; (vii) immediately after giving effect to the Substitution, on a pro forma basis, no Event of Default shall have occurred and be continuing, and

AMERICAS 117252028 20 #96143796v2 (viii) the Company delivers to the Trustee an Officer’s Certificate stating that such Substitution complies with this Indenture and that all conditions precedent in this Indenture relating to such Substitution have been satisfied. After the Substitution, all references to the Company shall be deemed to refer to the Substituted Company if the Substitution is effectuated pursuant to clause (i) above, then the Company prior to the substitution shall become a Restricted Subsidiary. Section 2.08 Amendments to Article VI, Defaults and Remedies. Section 6.01 (“Events of Default”) and Section 6.02 (“Acceleration”) of the Indenture are hereby amended by deleting the stricken text (indicated in the same manner as the following example: stricken text) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below: Section 6.01 Events of Default. Each of the following is an “Event of Default”: (1) the failure to pay interest on the Notes when that interest becomes due and payable and the Default continues for 30 days; (2) the failure to pay principal of or premium, if any, on the Notes when that principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise; (3) the failure to comply with Section 5.01; (4) failure by the Company or any Restricted Subsidiary of the Company to observe or perform (a) the provisions described under Section 4.16, which failure is continuing for a period of 90 days (and may be cured by filing, or furnishing or making available, as applicable, the delinquent report within such 90-day period) or (b) any other covenant or agreement contained in the Notes or this Indenture, which failure continues for a period of 60 days, in each case, after the Company receives a written notice specifying the Default from the Trustee or Holders of at least 30% in outstanding aggregate principal amount of Notes; (5) Debt of the Company or any Significant Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $75.0 million; (6) failure by the Company or any of its Significant Subsidiaries to pay or discharge final and non-appealable judgments for the payment of money entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million, which judgments are not discharged, waived or stayed (to the extent not covered by insurance) for a period of 60 consecutive days following entry of such final and non- appealable judgments or decrees during which a stay of enforcement of each such final and non-appealable judgment or decree, by reason of pending appeal or otherwise, is not in effect; (7) the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or (d) makes a general assignment for the benefit of its creditors;

AMERICAS 117252028 21 #96143796v2 (e) or takes any comparable action under foreign laws relating to insolvency; (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company, any Guarantor or any Significant Subsidiary of the Company as debtor in an involuntary case, (b) appoints a Custodian of the Company, any Guarantor or any Significant Subsidiary of the Company, or (c) orders the liquidation of the Company, any Guarantor or any Significant Subsidiary of the Company, (d) or any similar relief is granted under any foreign laws, or takes any comparable action under any foreign law relating to insolvency; and the order, decree or similar relief remains unstayed and in effect for 60 days; and (9) any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect, or is declared to be null and void and unenforceable by a judicial determination, or is found to be invalid by a judicial determination, or any Guarantor that is a Significant Subsidiary of the Company denies (in writing) its obligations under its Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of this Indenture). Section 6.02 Acceleration. (a) If any Event of Default (other than those of the type in clause (7) or (8) of Section 6.01 with respect to the Company) occurs and is continuing, the Trustee may, and the Trustee upon the written direction of Holders of at least 30% in outstanding aggregate principal amount of the then outstanding Notes shall, or the Holders of at least 30% in outstanding aggregate principal amount of then outstanding Notes may declare the principal of the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable. (b) If an Event of Default of the type referred to in clause (7) or (8) of Section 6.01 relating to the Company occurs and is continuing, then such amount with respect to all the Notes shall ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. (c) Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration and its consequences with respect to the Notes; provided (i) such rescission would not conflict with any judgment of a court of competent jurisdiction and (ii) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel have been paid. (d) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.01 above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.01 above shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

AMERICAS 117252028 22 #96143796v2 (e) (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.16 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Section 2.10 Amendment to Without Consent of Holders Provision. Section 9.01(9)-(11) (“Without Consent of Holders”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: stricken text) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below: Section 9.01 Without Consent of Holders. The Company and the Trustee, together, may amend or supplement this Indenture, the Notes or any Guarantee without notice to or consent of any Holder to: (9) provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or (10) conform the text of this Indenture, the Notes or any Guarantee to any provision of the section entitled “Description of Notes” in the Offering Circular; or (11) make any other change to provide for the registration of the Notes as provided by the Registration Rights Agreement. ARTICLE III MISCELLANEOUS This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. Section 3.02. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. This Supplemental Indenture is an amendment to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. In entering this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee whether or not elsewhere herein so provided. The Company expressly reaffirms and confirms its obligations to indemnify the Trustee in connection with the Indenture, this Supplemental Indenture and all the actions contemplated hereby, all in accordance with the terms of the Indenture. Any notice or communication to or from the parties shall be delivered in accordance with Section 11.02 of the Indenture (as amended by this Supplemental Indenture). This Supplemental Indenture shall not amend, modify or alter any provision of the Indenture that would require the consent of each affected holder pursuant to Section 9.02(b) of the Indenture to make such amendment, modification or alteration. Nothing in this Supplemental Indenture or the Notes, expressed or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Notes.

AMERICAS 117252028 23 #96143796v2 The parties hereto ratify the provisions of Section 14.09 of the Indenture (as amended by this Supplemental Indenture) with respect to this Supplemental Indenture, as if such provisions were set forth in their entirety herein. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. This Supplemental Indenture shall be effective as of September 22, 2022. This Supplemental Indenture shall become operative only upon the payment of the applicable Consent Fee (as defined in the Consent Solicitation Statement). [Signature Page Follows]

[Signature Page to First Supplemental Indenture to 4.250% Senior Notes due 2031] AMERICAS 117252028 #96143796v2 IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written PILGRIM’S PRIDE CORPORATION, By: ___________________________ Name: Title: Diego Pirani Special Transaction Secretary /s/ Diego Pirani

[Signature Page to First Supplemental Indenture to 4.250% Senior Notes due 2031] AMERICAS 117252028 #96143796v2 REGIONS BANK, as Trustee By: ___________________________ Name: Title: /s/ Craig A. Kaye Craig A. Kaye Vice President